UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 4, 2017

TIME INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36218	13-3486363
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File No.)	Identification No.)

225 Liberty Street
New York, NY 10281
(Address of Principal Executive Offices, including zip code)

(212) 522-1212
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) On January 4, 2017, Time Inc. (the “Company”) appointed Galiya Tleuova as SVP, Controller of the Company, effective on the same day.
Ms. Tleuova, age 40, has twenty years of experience in accounting, finance and business development in the United States, Europe and Asia. Prior to her appointment with Time Inc., Ms. Tleuova was with Deloitte & Touche since 2001, most recently as a Senior Manager. She holds an M.I.M. from the University of St. Thomas, an M.B.A. from the University of North Dakota and an M.S. in Economics and Management from Kostanai State University. Ms. Tleuova is a Certified Public Accountant.
In connection with her appointment as SVP, Controller, the Company has entered into an Employment Agreement with Ms. Tleuova on January 4, 2017 (the “Employment Agreement”), which provides for an annual base salary of $325,000, an annual bonus payment in a target amount of 50% of Ms. Tleuova’s base salary in each applicable bonus year, and long-term incentive compensation with an initial annual target value of $150,000. The Employment Agreement contains customary provisions regarding confidentiality and non-competition. The Employment Agreement expires on December 31, 2019.
If Ms. Tleuova’s employment is terminated by the Company without cause or if Ms. Tleuova terminates the Employment Agreement due to an uncured material breach by the Company, she will be entitled to severance equal to her base salary and average annual bonus amount for a period of twelve months, subject to certain conditions. Such severance benefits will be payable over the 12-month severance period, consistent with the Company’s usual practices. In addition, if the Company does not offer to renew the Employment Agreement following its expiration and Ms. Tleuova’s employment is terminated without cause, Ms. Tleuova will be entitled to the severance payments described above.
Other than the Employment Agreement, there are no arrangements or understandings between Ms. Tleuova and any other person pursuant to which she was appointed as SVP, Controller of the Company.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME INC. (Registrant)

By:	/s/ Lauren Ezrol Klein
Lauren Ezrol Klein
Executive Vice President, General Counsel and Corporate Secretary
Date: January 6, 2017